Exhibit EX-28.a.12

Amending Resolutions to the Amended Declaration, pertaining to the Nationwide Amundi Global High Yield Fund, the Nationwide Amundi Strategic Income Fund and the Nationwide Emerging Markets Debt Fund

WHEREAS, in accordance with the terms and provisions of the Nationwide Mutual Funds (the “Trust”) Second Amended and Restated Agreement and Declaration of Trust, as amended and restated on June 17, 2009 (the “Declaration of Trust”), the Trust’s Board of Trustees has determined that it is in the best interests of the Trust to establish and designate new series of shares, and new classes of said new shares;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Trustees of the Trust hereby establishes and designates the following new series of beneficial interests of the Trust (“Shares”): (i) the Nationwide Global High Yield Fund; (ii) the Nationwide Emerging Markets Debt Fund; and (iii) the Nationwide Strategic Income Fund (the “New NMF Funds”); and it is

FURTHER RESOLVED, that: (i) the establishment of Class A, Class C, Institutional Service Class and Institutional Class Shares of each of the New NMF Funds, with each such class having an unlimited number of Shares, be, and hereby is, approved; and (ii) the Trust be, and hereby is, authorized to issue an unlimited number of Shares of each such class from time to time at a price not less than the net asset value per share and as determined in accordance with the relevant prospectus of each of the New NMF Funds at the time; and it is

FURTHER RESOLVED, that the aformentioned Shares hereby shall have an opening stated value of $10.00 per share, and shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as are set forth in the Declaration of Trust with respect to its Shares; and it is

FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of these officers hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writing, to be filed with the State of Delaware, and to do any and all acts, in the name of the Trust and on its behalf, as may be necessary or advisable in connection with or in furtherance of the foregoing resolutions.